UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2010

DYNAMIC VENTURES CORP.

(Exact name of registrant as specified in charter)

Delaware	333-163913	46-0521574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8776 East Shea Blvd. Suite B3A-615 Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

(480) 968-0207

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 3.02

Unregistered Sales of Equity Securities.

On August 2, 2010, Dynamic Ventures Corp. (the “Company”) entered into a share exchange agreement with Bundled Builder Solutions Inc. (“Bundled Builder”) whereby the Company obtained all of the issued and outstanding shares of Bundled Builder, in exchange for the issuance of 4,500,000 common shares of the Company.  The transaction results in Bundled Builder becoming a wholly-owned subsidiary of the Company.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On August 2, 2010, the Company received a resignation notice from Asher Atiah from all of his positions with the Company, including President, CEO, Principal Executive Officer and as Director.  Mr. Atiah’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On August 2, 2010, the Company received a resignation notice from Joseph Silver from all of his positions with the Company, including Secretary, Treasurer, Principal Financial and Accounting Officer and Director.  Mr. Silver’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On August 2, 2010, the Company appointed Paul Kalkbrenner as its new President, CEO, Principal Executive Officer and as Director.

From October 2008 until present, Mr. Kalkbrenner has served as the President and C.E.O. of Bundled Builder Solutions, Inc.  From January 2007 until October 2008, Mr. Kalkbrenner served as the president of Execution, Inc., a company focused on effective jobsite organization and communication.  From June 2004 until December 2006, Mr. Kalkbrenner was a partner in Integrated Stucco, LLC where he helped grow the company to over $52 million in sales within the first six months of opening.

On August 2, 2010, the Company appointed Mark Summers as its new CFO, Principal Accounting Officer and Treasurer.

Mark Summers has over 35 years of financial management and operations management experience in the homebuilding industry.  Since January 2009, Mr. Summers has been the CFO of Bundled Builder Solutions, Inc.  From November 2007 until January 2009 Mr. Summers owned his own consulting practice.  From 2003 until 2007, Mr. Summers was the CFO and COO of Zacher Construction, Inc.

On August 2, 2010, the Company appointed Dave Brown as its new Secretary and Director.

From 1994 to the present Mr. Brown has founded and operated Floor Art, a flooring installation and service provider to the residential building community.  Mr. Brown is also the founder of a software development company that provides solutions to production homebuilders.  His latest project, Builder Design Center Magazine, with a circulation of over 10,000, is a trade publication targeting the design center construction market.  Mr. Brown received a B.A. in Business Administration from Loyola Marymount University.  Mr. Brown has twenty three years of real estate experience, nineteen years of builder design center experience and sixteen years of construction trade experience.

On August 2, 2010, the Company appointed Al Cain to its Board of Directors.

Since 2001, Mr. Cain has been employed at EZ-Build Systems, Inc, a company that he founded.  Before joining EZ-Build, Mr. Cain worked in the financial services industry as a regional manager and had success in growing his own financial services business through the development of a strong team and customer portfolio.  He has an entrepreneurial background in the manufacturing and retail fields which focused on finishing products for the residential market.  Mr. Cain has an Industrial Engineer background from Mohawk College and Ryerson Polytech University along with a Graphic Arts and Printing background from Hallmark Cards and Rochester Institute of Technology.

Messrs. Kalkbrenner, Summers, Brown and Cain will serve as the Company’s Directors and officers until their duly elected successor is appointed or they resign.  There are no arrangements or understandings between them and any other person pursuant to which they were selected as officers or directors.  There are no family relationships between Messrs. Kalkbrenner, Summers, Brown and Cain and any of the Company’s officers or directors.  Messrs. Kalkbrenner, Summers, Brown and Cain have not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Item 8.01

Other Events.

Effective August 2, 2010 the Company has moved the location of its principal office to 8776 East Shea Blvd., Suite B3A-615, Scottsdale, Arizona 85260.  The Company’s new telephone number is (480) 968-0207.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC VENTURES CORP.

Date: August 6, 2010	By: /s/ Paul Kalkbrenner
Paul Kalkbrenner, President